EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 22, 2016 and April 20, 2015, with respect to the consolidated financial statements of Endesa Argentina S.A. as of December 31, 2015 and 2014, in this Registration Statement on Form F-4 of Enersis Americas S.A. (formerly Enersis S.A.) and the related joint information statement/prospectus, which is part of this Registration Statement.

/s/ Pistrelli, Henry Martin y Asociados S.R.L.

Pistrelli, Henry Martin y Asociados S.R.L.

Buenos Aires, Argentina

May 16, 2016